CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 38 to Registration Statement No. 33-21754 on Form N-6 of (a) our report dated February 24, 2006, related to the statements of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life Insurance Company as of December 31, 2005, the related statements of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, which is included in the Statement of Additional Information of Pacific Select Exec of such Registration Statement; (b) our report dated February 24, 2006, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2005 and 2004, and for each of the three years in the period then ended, which is included in the Statement of Additional Information of Pacific Select Exec of such Registration Statement; and (c) the reference to us under the heading “Experts” in the Statement of Additional Information of Pacific Select Exec of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 24, 2006